Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Income (loss) from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$395	$(337)	$239	$587	$516	$398
Add back fixed charges:
Total fixed charges	86	169	197	208	224	150
Dividends from associates	8	3	7	5	12	9
Less:
Capitalized interest	—	—	—	—	—	(1)

Income as adjusted	$489	$(165)	$443	$800	$752	$556

Fixed charges
Interest expense	$63	$128	$156	$166	$174	$105
Portions of rents representative of interest factor	23	41	41	42	50	45

Total fixed charges	$86	$169	$197	$208	$224	$150

Ratio of earnings to fixed charges	$5.7	(1.0)	2.2	3.8	3.4	3.7

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2011	2010	2009	2008
Income (loss) from continuing operations before income taxes, interest in earnings of associates and noncontrolling interests	$395	$(337)	$239	$587	$516	$398
Add back fixed charges:
Total fixed charges	86	169	197	208	224	150
Dividends from associates	8	3	7	5	12	9
Less:
Capitalized interest	—	—	—	—	—	(1)

Income as adjusted	$489	$(165)	$443	$800	$752	$556

Fixed charges
Interest expense	$63	$128	$156	$166	$174	$105
Portions of rents representative of interest factor	23	41	41	42	50	45
Preferred stock dividends	—	—	—	—	—	—

Total fixed charges	$86	$169	$197	$208	$224	$150

Ratio of earnings to fixed charges	$5.7	(1.0)	2.2	3.8	3.4	3.7